Exhibit 10.18

[CERUS LETTERHEAD]

March 6, 2006

The following employment agreement is concluded

Between

Caspar Hogeboom

Nationality: [omitted]

Date of birth: [omitted]

Country of birth: [omitted]

Place of birth: [omitted]

-Hereinafter called Employee-

and

Cerus Europe B.V.

-Hereinafter called Employer-

HAVE AGREED AS FOLLOWS:

1	General Terms

1.1	The employment agreement will commence on or before March 8, 2006 and is entered into for an indefinite period of time. The Employee will hold the position of Cerus Europe B.V. Managing Director Europe Intercept Blood System for the Employer.

1.2	The employment agreement will end in any event without notice being required at the end of the month in which the Employee reaches the age of 65.

1.3	The Employee will perform his work according to the job-description (attached as Annex I) the Employer has the right to change, within reasonable boundaries, the job-description if the circumstances within the organisation of the Employer change.

1.4	The Employee will perform his work from the Employer’s office in Leusden, Holland: The Employer may relocate the Employee’s workplace if the company’s interest so require.

1.5	The normal standard working week has been agreed to forty (40) hours per week and will run from Monday to Friday. The parties have also agreed no additional compensation for hours the Employee should work beyond 40 hours per week.

2	Salary and benefits

2.1	The Employee shall be entitled to a gross base salary of EUR 150.000 per year, to be reviewed annually and to be paid in 12 equal monthly installments based on a 40 hour working week, inclusive of 8% holiday allowance.

2.2	The Employee will participate in the Cerus International Bonus Plan. His maximum bonus target is 25% and an additional stretched target bonus of 25% of the gross base salary as defined, and, if earned in accordance with the terms and conditions of the applicable Cerus International Bonus Plan, will be paid annually. The granting of the bonus is at the Employer’s sole discretion. The Employee can in no event lay claim to a bonus that has not yet been granted. The granting of a bonus in any given year or during several years will not create an entitlement for any subsequent years.

3	Holidays

3.1	The Employee shall be entitled to 25 days holiday per year (paid holidays). These days will be taken up in due observance of the interest of the Employer and/or its affiliated companies and in consultation with the Employer. The Employee must timely inform the Employer, in writing, of his wishes with respect to the beginning and end of his holiday period.

4	Travel & Accommodation

4.1	For the performance of his work, the Employer will provide to the Employee a lease car with a monthly lease budget up to EUR 1,365 per month (excluding fuel), yearly indexed – in conformity with the Cerus guidelines. This amount will not be part of the annual gross salary, so will not be taken into account for pension funds, holiday allowances, etc. Employee will not use the company car for private purposes.

4.2	Upon termination of the employment contract or if the Employee has been placed in non-active service, the Employee will return the company car to the Employer, together with the keys, papers and other accessories, in good state of repair at the Employer’s first request. If the Employee is ill for a period longer than three months, the Employer will be entitled to suspend the use of the company car until the employee resumes work.

4.3	Employer will reimburse Employee’s reasonable phone/fax charges, travel and accommodation costs when travelling for company, but only insofar as that compensation may be provided for tax free and premium free, pursuant to the tax and social security regulation valid at any given time. A statement of those expenses must be submitted to the Employer prior to the end of the month following the month in which they were incurred. Expenses can be claimed upon submission of the original receipt(s), specifying the business-related reason for which they were incurred.

4.4	The Employer will reimburse the Employee for expenses directly related to the performance of his work, but only insofar as that reimbursement may be provided tax free and premium free pursuant to the tax and social insurance legislation in force at any given time

4.5

A statement of expenses must be submitted to the Employer prior to the end of the month following the month in which the expenses were incurred. Expenses can be claimed upon submission of the original receipt(s), specifying the business-related reason for which they were incurred. The Employer will pay the expenses within one month after the Employee has claimed them, provided that the statement of expenses is sufficiently itemised.

5	Social Security and benefits allowance

5.1	Social security payments will be processed with employee’s monthly payroll and will cover contributions towards pension, unemployment benefit, sickness and disability benefit. Employee’s contributions will be automatically deducted from his regular wages.

5.2	In accordance with the Zorgverzekeringswet (Dutch Health Care Insurance Act), Employer will pay the Tax Authorities on behalf of Employee the income-related contribution fixed by the authorities each year.

5.3	If the Company or its affiliates establishes an appropriate plan for the provision of any such services Employee will have an opportunity to enroll in such plan.

5.4	Employer reserves the right to amend this Article unilaterally in the event of any amendment to the legislation on health insurance.

5.5	In case of death of the Employee while employed by the Employer, the Employer will pay to the Employee’s legal surviving relative(s) an indemnity representing four (4) years of his base annual salary.

6	Pension Insurance

6.1	For the duration of the employment agreement, the Employer will give the Employee the opportunity to take out a pension insurance, subject to the Employer’s prior approval. To this end, the Employer will annually contribute a maximum of 10% of the Employees gross base salary including 8% holiday allowances, payable directly to the pension insurer on prior submission of the original invoice to the Employer. The Employee hereby authorises the Employer to withhold his/her pension contribution from the salary, to the extent possible in equal instalments upon each salary payment. The Employer will arrange for payment of the total premium to the pension insurer. If and insofar as tax law and/or the legislation governing pension is amended, the Employer will be entitled to unilaterally adapt the pension clause to bring it into compliance with those amendments.

7	Job Performance

7.1	The Employee shall perform his job ‘Cerus Europe B.V. Managing Director Europe Intercept Blood System’, to the best of his ability.

7.2	The Employee shall perform his activities at the Employer’s office and shall also travel domestically and abroad if required by the Employer.

7.3

As Cerus Europe B.V. Intercept Managing Director, the Employee will devote all his professional time and attention to the affairs of the Employer. The Employee is required to do or refrain from doing everything, which a good Employee should do or refrain from doing in order to promote, develop and extend the business at the interest of the Employer and the companies with which the Employer’s is affiliated.

7.4	The Employee shall apply his entire know how and experience and shall devote the whole of his professional time, attention and abilities to the businesses and the affairs of the Employer and/or its affiliated companies and shall not either directly or indirectly, be engaged in any other business, trade or employment unless with the express written consent of the Employer.

8	Confidentiality

8.1	Neither during the term of the employment contract nor upon termination thereof may the Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Employer or its affiliated companies including but not limited to technical, financial and business information and models, names of potential clients or partners, proposed transactions, reports, plans, market prognoses, computer software, databases, data, technical knowledge or other confidential proprietary information concerning the Employer’s business, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Employee learned of the particulars.

8.2	Other than for the benefit of the Employer within the scope of the normal work, the Employee may also not copy, compile, merge, assemble or process information, products or systems of the Employer or disassemble, reproduce or disclose the source code of the computer software included in those products or systems or attempt to deduce the source code of such software in any other manner.

8.3	All items, including but not limited to written documents, computer files and other media and photocopies of these, obtained by the Employee from or on behalf of the Employer shall remain the property of the Employer or the enterprise affiliated with the Employer, respectively.

8.4	The Employee shall return these items to the Employer on first request or, in the absence of such a request, no later than the day on which this Agreement terminates.

9	Non-competition Clause

9.1	During this Agreement and for a period of 12 months after the termination of the employment agreement, the Employee shall not, without prior written permission from the Employer, undertake and/or be engaged in any activities in any way or in any form whatsoever within the Netherlands, whether in his own name, or by means of and/or in collaboration with or in the employ of other natural or legal persons which are the same as or similar to the activities of the Employer or the enterprises affiliated with the Employer. This includes acquiring or owning shares or depository receipts for shares, whether or not in his own name, in enterprises which carry on the same or similar activities as those of the Employer or enterprises affiliated with the Employer, excluding shares officially listed on a stock exchange not to exceed 1% of the issued shares of such enterprises.

9.2	During the employment agreement, including any notice period and for a period of twelve (12) months after the termination thereof, the Employee shall refrain, without the Employer’s prior written consent, from soliciting the employment of or employ any of the Employer staff and shall refrain any form of business contact with customers and other business relations of the Employer or enterprises affiliated with the Employer, even if the initiative for this business contact comes from these customers and relations.

9.3	The Employee shall however be free to develop any business during the 12 months after termination as long as such business does not compete with and is not in a similar field of any of the business that the Employer and/or enterprises affiliated to the Employer conducts.

9.4	This non-competition clause will apply to the following companies: Gambro, MacoPharma and Grifols.

9.5	In consideration of the non-competition and non-solicitation obligations under Clauses 9.1 and 9.2 of this Agreement, the Employer will pay the Employee twelve (12) months of gross salary; provided that, if the Employer determines at its discretion to shorten the period of the non-competition and non-solicitation obligations then the Employer shall only be required to pay the Employee one month’s gross salary per month of such restrictions.

9.6	In derogation from Article 7:650 (3-5) of the Dutch Civil Code (Burgerlijk Wetboek), upon breach of any of the provisions contained in Articles of this agreement, the Employee shall be liable to the Employer for a penalty which is immediately due and payable of EUR 5,000.— per breach and EUR 500.— for each day on which such a breach shall continue, without prejudice to any other rights the Employer may have by law or under this agreement of employment.

10	Illness and Incapacity for Work

10.1	If the Employee is unable to perform the agreed work due to illness, he will be obliged to inform the Employer thereof before 9 a.m. on the first day of illness, stating the reasons, the expected period of illness and the correct address at which he can be reached during that period. As soon as the Employee knows on what day he will be able to resume work, he will inform the Employer thereof immediately.

10.2	If the Employee is unable to perform the agreed work due to illness, he will remain entitled to continued payment of wages for a maximum period of 104 weeks commencing on the third day of illness or up to the date of termination of this employment agreement if that date is earlier, on the basis of the following conditions:

(i)	during the first fifty two weeks of illness the Employee remains entitled to 100% of the most recent gross base salary as stipulated in Article 2;

(ii)

as of the 53rd week up to and including the 104th week of illness the Employee remains entitled to 70% of the most recent gross base salary to a maximum of 70% of the maximum daily wage within the meaning of Article 9(1) of the Dutch Social Security Coordination Act (Coördinatiewet Sociale Verzekeringen).

(iii)	Periods in which the Employee is unable to perform the agreed work due to illness, pregnancy or childbirth will be aggregated if they follow one another at intervals of less than four weeks (Article 7:629(10), of the Dutch Civil Code).

10.3	The Employee will have no right to continued payment of wages during the aforementioned period if he caused the illness intentionally, if the illness ensued from an infirmity about which he gave the Employer false information when he entered into the employment agreement, if he causes an obstruction of or delay in the recovery process, or if the Employee refuses to perform other suitable work for his Employer or for another (possibly affiliated) Employer – despite being able to perform that work.

10.4	The Employer will be entitled to postpone continued wage payments pursuant to paragraph 2 above if the Employee does not comply with the Employer’s reasonable instructions, issued in writing, concerning the provision of information which the Employer requires in order to establish the Employee’s right to payment of wages.

10.5	The salary will be reduced by:

(i)	the amount of any financial benefit which the Employee receives under any statutorily prescribed insurance or under any insurance or from any fund that was agreed in or results from the employment agreement;

(ii)	the amount of income earned by the Employee, whether inside or outside of the employer-employee relationship, from work that he has performed in the period during which the contractually agreed work could have been performed if he had not been prevented from doing so.

10.6	If the Employee’s incapacity for work ensues from an event for which another is liable, the Employee must provide the Employer with all of the relevant information and do everything in his power to enable the Employer to exercise its right of recourse within the meaning of Article 6:107a of the Dutch Civil Code (Burgerlijk Wetboek).]

11	Notice of Termination of Employment

11.1	This employment agreement may be terminated by Employer and Employee by giving not less than 6 months written notice by Employer and 3 months written notice by Employee. In certain circumstances the Employer may terminate your employment without notice; for example but not limited to, if an urgent cause will in every case deemed to exist if:

(i)	the Employee is convicted of criminal offence, other than an offence of a minor nature which does not involve fraud, dishonesty or bad faith;

(ii)	the Employee’s use or abuse of alcohol or drugs is such that he is no longer able to discharge his duties to the client’s company;

(iii)	the Employee engages in fraudulent or dishonest conduct in the course of his services to the client’s company;

(iv)	the Employee engages in conduct which causes or is likely to cause serious harm to the business or reputation of the client’s company.

12	Intellectual Property, Inventions and Patents

12.1

All inventions, developments, processes, plans, designs, formulas, specifications, programmes or any other matter or work whatsoever, including but not limited to any applications to protect such matters or works, know-how, records, documents, papers (including copies and summaries thereof), works and any other intellectual property right related works (“Works”), developed, discovered, made or acquired by the Employee in the course of the Employment, either alone or in concert, whether or not during normal working hours and regardless of whether the Employee’s duties entail the creation of Works, shall, together with all the worldwide

(intellectual property) right, title and interest in all the Works, be and at all times remain the absolute and exclusive property of the Employer.

12.2	The Employee hereby irrevocably and unconditionally waives any and all moral rights in the Works, in as far as such moral rights vest in the Employee by operation of law, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

12.3	During the Employment, the Employee shall forthwith disclose to the Employer all Works. The Employee acknowledges and agrees that it may not use the Works for any other purpose than for the Employment. The Employee represents that (i) the results (including Works) from the Employee’s Employment do not infringe upon third party intellectual property rights and/or (ii) its activities and the results (including Works) ensuing from its activities in the course of the Employment, are not (otherwise) unlawful vis-à-vis third parties.

12.4	Insofar as any Works and / or any worldwide industrial and intellectual property rights ensuing there from are not vested in the Employer by operation of law, the Employee covenants that he/she will, at first request, transfer and, insofar as possible, hereby transfers those Works rights to the Employer, which transfer is hereby accepted by the Employer. With respect to Works and any rights thereto which, for whatever reason, do not belong or can not be transferred to the Employer pursuant to this Clause 12, the Employee grants, and if possibly hereby grants, the Employer an exclusive, perpetual, royalty-free, sub-licensable right to use the Works in the broadest way which license is hereby accepted by the Employer.

12.5	The Employee acknowledges that his salary includes reasonable compensation for the loss of intellectual and industrial property rights.

12.6	The Employee shall at the request and cost of the Employer (and notwithstanding the termination of his employment) sign and execute all such documents and do all such acts as the Employer may reasonably require:

(i)	to absolutely vest the full right, title and interest in and to the Works;

(ii)	to apply for and obtain in the sole name of the Employer alone (unless the Employer otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Works in any country throughout the world and, when so obtained or vested, to renew and maintain the same (“Registered Rights”);

to resist any objection or opposition to obtaining, and any petitions or applications for revocation of any of the Registered Rights;

(iii)	to bring any proceedings for infringement of any such any of the Registered Rights; and otherwise give effect to the assignments, waivers or licences contemplated under this Article 12.

In case the Employee will not be able to provide the above co-operation and/or assistance, the Employee hereby grants the Employer the irrevocable power of attorney to represent the Employee with respect to activities as referred to under (i) – (iii) above.

12.7	The Employer shall decide, in its sole discretion, whenever to apply for patent, registered design or other protection in respect of the Works and reserves the right to work any of the Works as a secret process in which event the Employee shall observe the obligations relating to confidential information which are contained in Clause 8 of this Agreement. Without prejudice to the confidentiality obligations, the Employee may not independently disclose, reproduce, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer on behalf of any third party, or commission the Works.

13	Data Privacy

13.1	The Employee expressly and unambiguously consents to the processing (including collection, use and local and international transmission to databases within the Employer or any Associated Companies or third-party contractors storing such data on the Employer’s behalf) of his personal data. The data may be stored in countries outside of the European Union, even if such countries may not offer the same level of data protection and do not have laws that regulate the use and transfer of personal data as stringently. The Employee may request and obtain access to his own personal data (where collected), and correct or delete such data (where appropriate).

14	Export Control / Foreign Corrupt Practices

14.1	The Employee agrees to comply with all applicable laws, regulations, and governmental orders of England and the United States, now or hereafter in effect, relating to his employment by the Employer.

14.2	The Employee confirms that he has read and understood the provisions of the United States Foreign Corrupt Practices Act (“FCPA”) prohibiting foreign bribery and improper payments and agrees to fully comply with the FCPA.

14.3	Without limiting the generality of the foregoing, the Employee represents and warrants that he has not, and shall not at any time during [his/her] employment with the Employer, pay, give, or offer or promise to pay or give, any money or any other thing of value, directly or indirectly, to, or for the benefit of: (i) any government official, political party, or candidate for political office; or (ii) any other person, firm, corporation or other entity, with knowledge that some or all of that money or other thing of value will be paid, given, offered or promised to a government official, political party or candidate for political office, for the purpose of obtaining or retaining any business, or to obtain any other unfair advantage, in connection with the Employer’s business.

14.4	The Employee acknowledges that the Employer’s products, and all technical data pertaining to those products, are subject to export controls under the laws and regulations of England, and the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. During [his/her] employment with the Employer, the Employee shall comply strictly with all such export controls, and, without limiting the generality of this Paragraph, the Employee shall not export, reexport, transfer or divert any of the Employer products, and technical data pertaining to such Employer products, or any direct product thereof to any destination, end-use or end-user that is prohibited or restricted under United States export control laws and regulations, except as specifically authorised by the United States Department of Commerce. The Employee’s obligations under this Paragraph shall survive the expiration or termination of this Agreement.

15	Amendments

The Employer has the right to unilaterally amend the provisions contained in this employment agreement in case it has a considerable/weighty interest to do so that is of such a nature that the Employee’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.

(De werkgever is bevoegd om de in deze arbeidsovereenkomst voorkomende voorwaarden eenzijdig te wijzigen indien en voorover werkgever bij die wijziging een zodanig zwaarwichtig belang heeft dat het belang van werknemer, voorzover dat door de wijziging wordt geschaad, daarvoor naar maatstaven van redelijkheid en billijkheid moet wijken.)

Amongst others, but not limited to, this considerable/weighty interest may exist, in case of a change of control or a transfer of the undertaking or a part thereof in the meaning of art. 7:662 of the Civil Code.

16	Governing law

This employment agreement shall be governed by and construed in accordance with the laws of the Netherlands.

17	Final provision

With due consideration of Article 11 no amendment and/or addition to this employment agreement shall have any force or effect unless it is in writing and signed by the parties and expressly referred to as being an amendment to this Agreement.

As agreed and signed in duplicate in Leusden, on March 6th, 2006

/s/ William M. Greenman	/s/ Caspar Hogeboom
William M. Greenman	Caspar Hogeboom
(Employer)	(Employee)

Annex I